Exhibit 99.1
National Interstate Corporation Announces 2010 Second Quarter Earnings and Quarterly Dividend
•	Gross Premiums up +19% for the 2010 second quarter and +3% for the 2010 first six months

•	Net income of $.39 per share for the 2010 second quarter and $.94 year to date

•	Book value per share of $15.08 increased 7.3% in the first six months of 2010

•	Annualized ROE of 12.9% for the 2010 first six months
Richfield, Ohio, August 3, 2010 — National Interstate Corporation (Nasdaq: NATL) today reported net income of $7.6 million ($.39 per share) for the 2010 second quarter and $18.2 million ($.94 per share) for the 2010 first six months. Gross premiums written of $110.7 million for the 2010 second quarter and $216.5 million for the 2010 first six months increased 19.4% and 3.0%, respectively, compared to the same periods in 2009.
The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net after-tax earnings from operations, the change in the valuation allowance related to net capital losses, and after-tax net realized gains from investments, all of which are non-GAAP financial measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax earnings from operations	$6,534	$10,948	$15,736	$23,455
Change in valuation allowance related to net capital losses	—	481	810	605
After-tax net realized gain from investments	1,084	680	1,658	695

Net income	$7,618	$12,109	$18,204	$24,755

Net after-tax earnings from operations per share, diluted	$0.33	$0.57	$0.81	$1.21
Change in valuation allowance related to net capital losses per share, diluted	—	0.02	0.04	0.03
After-tax net realized gain from investments per share, diluted	0.06	0.04	0.09	0.04

Net income per share, diluted	$0.39	$0.63	$0.94	$1.28

Earnings from Operations:
Net earnings from operations, comprised of underwriting income and recurring investment income, was $6.5 million for the 2010 second quarter, a decrease of 40.3% compared to the 2009 second quarter. The net earnings variance was primarily the result of an increase in combined ratios of approximately10 percentage points. The 2009 second quarter underwriting results were favorably impacted by unusually low claims activity when compared to elevated claims results in the 2010 second quarter. The Company reported combined ratios of 89.3% and 80.4% for the first six months of 2010 and 2009, respectively.
Claims: The loss and loss adjustment expense (LAE) ratio for the 2010 second quarter was 66.5% which is several percentage points higher than the Company has experienced in recent years. In contrast, the loss and LAE ratio of 56.6% for the 2009 second quarter was several percentage points better than the historical run rate. It is not unusual for the Company to experience quarterly loss and LAE ratio fluctuation given its niche orientation and policy loss limits for certain commercial coverages. The higher loss and LAE ratio in the 2010 second quarter was attributable to a variety of factors in several of the Company’s niche product lines. In response to the elevated losses, starting in the 2009 fourth quarter and continuing in 2010 the Company has initiated underwriting and pricing actions for products in its Specialty Personal Lines component, but has not identified any other specific contributing factors. During the 2010 second quarter, the Company experienced favorable development from prior year claims of $1.5 million which reduced the loss and LAE ratio by 2.2 percentage points for the quarter and is consistent with the second quarter of 2009.
Expenses: The underwriting expense ratios of 25.6% for the 2010 second quarter and 25.4% for the 2010 first six months were in line with expectations. Exclusive of the costs associated with the recently completed Vanliner acquisition, the Company’s underwriting expense ratio would have been 24.8% for both the three and six months ended June 30, 2010.The Company’s niche products have varying commissions and other policy acquisition costs associated with them and, as a result, the mix of business written in a particular quarter contributes to quarterly fluctuations in the underwriting expenses.
Dave Michelson, President and Chief Executive Officer, commented, “The loss and loss adjustment expense ratio for the 2009 second quarter was unusually low, but we can’t look past the fact that the 2010 second quarter losses were slightly higher than we expected. We anticipated some deterioration in the operating earnings due to the cumulative effect of low to mid single digit rate decreases that have occurred over the past several years. However, a few of our 30+ products experienced higher than expected claims activity during the 2010 second quarter. Underwriting and pricing actions are underway in our Specialty Personal Lines component and we are closely monitoring our other products to determine if any of the elevation in losses for the second quarter was caused by factors other than timing.”
Net investment income for the three and six month periods ended June 30, 2010 was essentially identical with the same periods in 2009. Throughout the second quarter and first half of 2010, the Company continued to experience the effect of the low interest rate environment that was present throughout 2009 which offset the growth in the portfolio. Cash flows, including those from higher yielding investments that have matured, have been reinvested in similar but lower yielding securities available in the market. In addition, during 2010, the investment portfolio was strategically positioned to provide liquidity for the Vanliner acquisition that was effective July 1, 2010.
Deferred Income Tax Valuation Allowance:
In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges during the financial crisis, which increased the 2008 effective tax rate. Beginning in the 2009 first quarter and continuing through the 2010 first quarter, this valuation allowance decreased resulting in a corresponding decrease in the federal income tax expense. No valuation allowance against deferred tax assets existed subsequent to March 31, 2010.
Realized Investment Gains:
The Company reported net realized gains from investments of $1.7 million for the 2010 second quarter which increased the year to date net realized gains to $2.6 million. The 2010 second quarter realized gains were primarily related to security sales to generate funds for the Vanliner acquisition. The company also used scheduled maturities and redemptions from its investment portfolio to fund the purchase. Net realized gains from investments for the 2010 and 2009 second quarters and first six months were as follows:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(In thousands)
Other-than-temporary impairments	$(101)	$(626)	$(101)	$(1,233)
Net gain on sales and equity partnership	1,770	1,674	2,652	2,304

Realized gains from investments	$1,669	$1,048	$2,551	$1,071

As of June 30, 2010, the portfolio’s market value was $550 million which reflected net unrealized gains of $10.4 million. The portfolio’s unrealized gain position increased approximately $1.6 million compared to the 2010 first quarter even though the portfolio decreased approximately $90 million primarily related to the acquisition. The Company continues to maintain a high quality and diversified portfolio with approximately 90% of its holdings rated as investment grade. Pre-tax net unrealized investment gains (losses) at June 30, 2010 by investment type were as follows:

	June 30, 2010
		Net Unrealized
	Fair Value	Gain (Loss)
	(In thousands)
U.S. government and agencies	$159,872	$3,418
State and local government	130,119	5,141
Mortgage backed securities	104,035	(403)
Corporate obligations	73,669	1,626
Preferred redeemable securities	11,686	(740)

Total fixed maturities	$479,381	$9,042

Perpetual preferred stock	1,328	8
Common stock	26,066	1,300

Total equity securities	$27,394	$1,308

Cash and short-term investments	$43,591	$—

Total	$550,366	$10,350

Gross Premiums Written:
The table below summarizes gross premiums written by business component:

	Three Months Ended June 30,
	2010		2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$68,217	61.6%	$53,972	58.2%
Transportation	19,038	17.2%	16,114	17.4%
Specialty Personal Lines	17,784	16.1%	17,401	18.7%
Hawaii and Alaska	4,175	3.8%	4,078	4.4%
Other	1,512	1.3%	1,195	1.3%

Gross premiums written	$110,726	100.0%	$92,760	100.0%

	Six Months Ended June 30,
	2010		2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$134,162	62.0%	$133,349	63.4%
Transportation	37,090	17.1%	32,310	15.4%
Specialty Personal Lines	34,673	16.0%	33,518	16.0%
Hawaii and Alaska	8,176	3.8%	8,639	4.1%
Other	2,429	1.1%	2,362	1.1%

Gross premiums written	$216,530	100.0%	$210,178	100.0%

Mr. Michelson said, “Our top line momentum continued in the 2010 second quarter attributable to several factors. We continue to see competitive pricing in the commercial insurance markets, but stabilization in the transportation industry has limited the erosion of our exposure base. Also, we continue to experience high retention at flat rates and new business in our Alternative Risk Transfer component. Finally, we are feeling the impact of our increased marketing efforts related to our traditional transportation products.”
Gross premiums written for all of the components increased for the 2010 second quarter compared to the 2009 second quarter.
Alternative Risk Transfer (ART): The ART component was up 26.4% for the 2010 second quarter reflecting a combination of the continued near 100% renewal rate in our group captive programs, the addition of new insureds to our existing group programs, and new large account captive customers written in the quarter. The Company has consistently added customers to this component which represented over 60% of the Company’s total gross premiums written for both the three and six months ended June 30, 2010.

Transportation and Hawaii and Alaska: Competitive conditions continue to exist in these two traditional commercial insurance markets. However, for the second consecutive quarter, the transportation component grew when compared to the same prior year quarter while Hawaii and Alaska had a modest quarter over quarter increase for the first time in several years. Gross premiums written for the Transportation component increased 14.8% for the first half of 2010 due to increased marketing efforts including expanded distribution sources, agency incentives, and emphasis on top-tier truck and passenger transportation accounts.
Specialty Personal Lines: Gross premiums written in the specialty personal lines component grew 3.4% for the 2010 first six months compared to 2009, from growth in the commercial vehicle product offset by declines in other products. The net growth in this component slowed in the 2010 second quarter reflecting underwriting and pricing actions that are underway. The Company continues to expand its commercial vehicle product which is now being offered in seven states.
Acquisition of Vanliner Insurance Company:
The Company recently announced that its principal insurance subsidiary, National Interstate Insurance Company, completed the acquisition of Vanliner Insurance Company effective July 1, 2010. Vanliner will be consolidated into the Company’s results beginning in the 2010 third quarter. Vanliner, a market leader in providing insurance for the moving and storage industry, received a rating upgrade to “A” (Excellent) by A.M. Best Company following the closing. The Company views the Vanliner acquisition as a complement to its existing insurance products and an extension of its successful specialty niche business model.
Summary Comments:
“We have a track record of responding quickly to signals in our business, but are careful not to over-react to one quarter’s results. At this point, with the exception of Specialty Personal Lines for which actions are underway, the slightly elevated 2010 second quarter loss and LAE ratio is consistent with expectations and appears to be mostly timing. The business continues to move in a positive direction as indicated by our first notable period over period increase in gross premiums written in some time. In addition, our initial efforts to integrate the Vanliner business have been encouraging and we are optimistic about the long term opportunities presented by this acquisition,” stated Mr. Michelson.
Quarterly Dividend
The Company’s Board of Directors approved a quarterly dividend of $0.08 per share on July 30, 2010. The cash dividend will be payable on September 10, 2010 to shareholders of record of the Company’s common stock as of the close of business on August 27, 2010.
Earnings Conference Call
The Company will hold a conference call to discuss the 2010 second quarter results tomorrow, Wednesday, August 4, 2010 at 10:00 a.m. Eastern Daylight Saving Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 679-8035 and providing the confirmation code 98055123. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to
https://www.theconferencingservice.com/prereg/key.process?key=PUKB7WR9Q and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,”

“intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, including the execution of the integration of Vanliner; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.
About National Interstate Corporation
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. Products are offered through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. The Company’s insurance subsidiaries, including the two primary insurers, National Interstate Insurance Company and Vanliner Insurance Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Tanya Inama
National Interstate Corporation
877-837-0339
investorrelations@nationalinterstate.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating Data:
Gross premiums written	$110,726	$92,760	$216,530	$210,178

Net premiums written	$85,927	$72,414	$167,381	$160,887

Premiums earned	$69,233	$69,663	$139,414	$139,102
Net investment income	5,012	4,919	9,971	9,929
Net realized gains on investments (*)	1,669	1,048	2,551	1,071
Other	976	960	1,794	1,748

Total revenues	76,890	76,590	153,730	151,850
Losses and loss adjustment expenses	46,032	39,440	89,136	78,766
Commissions and other underwriting expenses	14,735	15,357	29,571	28,376
Other operating and general expenses	3,996	3,203	7,622	6,495
Expense on amounts withheld	926	900	1,735	1,767
Interest expense	92	212	104	332

Total expenses	65,781	59,112	128,168	115,736

Income before income taxes	11,109	17,478	25,562	36,114
Provision for income taxes	3,491	5,369	7,358	11,359

Net income	$7,618	$12,109	$18,204	$24,755

Per Share Data:
Net income per common share, basic	$0.39	$0.63	$0.94	$1.28
Net income per common share, assuming dilution	$0.39	$0.63	$0.94	$1.28

Weighted average number of common shares outstanding, basic	19,343	19,301	19,336	19,301
Weighted average number of common shares outstanding, diluted	19,456	19,359	19,424	19,351

Cash dividend per common share	$0.08	$0.07	$0.16	$0.14

(*) Consists of the following:

Net realized gains before impairment losses	$1,770	$1,674	$2,652	$2,304

Total losses on securities with impairment charges	—	(3,640)	—	(4,247)
Non-credit portion in other comprehensive income	(101)	3,014	(101)	3,014

Net impairment charges recognized in earnings	(101)	(626)	(101)	(1,233)

Net realized gains on investments	$1,669	$1,048	$2,551	$1,071

GAAP Ratios:
Losses and loss adjustment expense ratio	66.5%	56.6%	63.9%	56.6%
Underwriting expense ratio	25.6%	25.3%	25.4%	23.8%

Combined ratio	92.1%	81.9%	89.3%	80.4%

Return on equity (a)			12.9%	21.5%
Average shareholders’ equity			$281,489	$229,811

	At June 30,	At December 31,
	2010	2009
Balance Sheet Data (GAAP):
Cash and investments	$550,366	$614,974
Deposit in advance of acquisition	128,059	—
Reinsurance recoverable	145,030	149,949
Total assets	1,072,805	955,753
Unpaid losses and loss adjustment expenses	423,118	417,260
Long-term debt	45,000	15,000
Total shareholders’ equity	$291,660	$271,317
Book value per common share, basic (at period end)	$15.08	$14.06
Common shares outstanding at period end (b)	19,343	19,302

(a)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the period.

(b)	Common shares outstanding at period end include all vested common shares. At June 30, 2010 and December 31, 2009 there were 88,500 and 91,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.